Exhibit 99.1

SPAR Group Announces Sale of Interest in South Africa and Brazil

April 1, 2024

Combined deals to generate cash proceeds of approximately $22 million USD

AUBURN HILLS, Mich.--(BUSINESS WIRE)--Apr. 1, 2024-- SPAR Group, Inc. (NASDAQ: SGRP) (“SPAR”, “SPAR Group” or the “Company”), a provider of merchandising, marketing and distribution services, announces the sale of its majority share in South Africa’s Meridian Group to the minority shareholder Lindicom for R181 million and the sale of SGRP Brasil Participações Ltda for 58.9 million BRL to a minority shareholder. These transactions have been approved by the SPAR Board of Directors and are expected to close in the second quarter.

“We completed a robust evaluation of the Company’s operations and structure, paying special attention to the quality of earnings for each of our businesses within each segment. Our divestitures of China, Australia, and National Merchandising Services joint ventures, as well as the sales of South Africa and Brazil included as Subsequent Event disclosures in the Form 10-K filed today, reflect the actions and results of our larger plan,” said Mike Matacunas, SPAR Group CEO.

“In working through the strategic alternatives over the last 18 months, it became clear that growing through joint venture partnerships is complex and the process of re-patriating related cash from them is even more complicated. To create long-term value for shareholders, we have taken actions to simplify SPAR Group's operating structure, bring in cash for further growth and use our brand equity and capital on a strategy that maximizes opportunities in the market and return on invested capital. We are confident that streamlining the operations and finances at SPAR Group will allow us to accelerate growth and generate better returns for our shareholders.”

As part of the divestiture agreements, Australia and The Meridian Group have also entered into software as a service (SAAS) agreements with SPAR Group to continue the use of SPAR’s technology. This underscores the value and unique capability of SPAR’s software.

About SPAR Group, Inc.

SPAR Group is an innovative services company offering comprehensive merchandising, marketing and distribution solutions to retailers and brands. We provide the resources and analytics that improve brand experiences and transform retail spaces. We offer a unique combination of scale and flexibility with a passion for client results that separates us from the competition. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20240401350195/en/

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Source: SPAR Group, Inc.